Exhibit 99.2

NEWS RELEASE

For immediate release

Navient, Sherborne Investors reach cooperation agreement;

Edward Bramson to be nominated as new board member

WILMINGTON, Del. and NEW YORK, April 18, 2022—Navient Corporation (Nasdaq: NAVI) and Sherborne Investors today announced an agreement under which Navient’s Board of Directors will nominate Edward Bramson, a Partner in Sherborne Investors, for election to Navient’s Board of Directors at Navient’s upcoming annual meeting, scheduled for June 2, 2022.

“We are pleased to welcome Ed as a nominee for the board and are confident his leadership skills, financial and capital markets knowledge and track record of enhancing shareholder value will be extremely beneficial,” said Linda Mills, chair of Navient’s Board of Directors. “We believe this agreement with Sherborne Investors, our largest shareholder, is in the best interests of all Navient shareholders.”

Edward Bramson said, “I am delighted to be nominated to join the board of Navient and, if elected, look forward to working with my fellow directors and Navient management to advance the interests of Navient’s shareholders and all of its stakeholders.”

Mr. Bramson is a partner in and co-founded Sherborne Investors, which manages equity investments in public and private companies. He has also served as chairman or chief executive officer of seven publicly traded companies in various commercial and financial sectors.

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About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, health care and government. Learn more at navient.com.

Contact for Navient:

Media: Paul Hartwick 302-283-4026, paul.hartwick@navient.com

Investors: Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

Contact for Sherborne Investors:

Abernathy MacGregor

212-371-5999

Tom Johnson tbj@abmac.com

Jeremy Jacobs jrj@abmac.com

Deirdre Walsh dlw@abmac.com